UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report: August 11, 2011
(Date of earliest event reported)

TEMPLE-INLAND INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08634	75-1903917
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 MoPac Expressway South, 3rd Floor
Austin, Texas 78746
(Address of Principal Executive Offices, including Zip code)

(512) 434-5800
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

We sold our strategic timberland in October 2007 for $2.38 billion.  The total consideration consisted almost entirely of notes due in 2027 issued by the buyer of the timberland.  The notes are secured by $2.38 billion of irrevocable letters of credit issued by four banks, which are required to maintain a credit rating on their long-term unsecured senior debt of at least A+ by Standard & Poor’s and A1 by Moody’s.  The letters of credit are secured by the buyer’s long-term deposits with the banks of $2.38 billion of cash and cash equivalents.  Each of the four banks issuing the letters of credit in the transaction currently meets the required minimum credit ratings.

In December 2007, two wholly-owned, bankruptcy-remote subsidiaries formed by us borrowed $2.14 billion repayable in 2027 from a group of lenders affiliated with Citibank, N.A., and led by Citicorp North America, Inc., as agent, under substantially similar loan agreements.  The loans are nonrecourse to us and are secured only by the $2.38 billion of notes and the letters of credit.

The buyer of the timberland and we have agreed to have Rabobank Nederland, one of the existing letter of credit banks, issue letters of credit in a voluntary substitution for The Royal Bank of Scotland plc as a letter of credit issuer in the transaction.  Accordingly, the letters of credit issuers are now Rabobank, which has issued letters of credit totaling about $1.4 billion, and Barclays Bank plc and Société Genéralé, each of which has issued letters of credit totaling about $500 million.

In connection with this voluntary substitution, we entered into amendments to our loan agreements with Citibank on August 11, 2011.  These amendments require that there always be at least two banks issuing letters of credit in the transaction and that no bank issuing letters of credit in any future substitution may issue letters of credit totaling more than $1.4 billion.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEMPLE-INLAND INC.
Date: August 12, 2011	By:	/s/ Randall D. Levy
		Name:	Randall D. Levy
		Title:	Chief Financial Officer

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